Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2020 Results

Fourth Quarter Net Income Of $267 Million And Adjusted Operating Income Of $173 Million; 2020 Full Year Net Income Of $178 Million And Adjusted Operating Income Of $317 Million

•	U.S. Mortgage Insurance (MI) 2020 Full Year Adjusted Operating Income Of $381 Million; Record New Insurance Written (NIW)

•	U.S. MI’s PMIERs[1] Sufficiency Ratio Estimated At 137 Percent, $1,229 Million Above Published Requirements

•	Annual U.S. GAAP Assumption Review Completed For U.S. Life Insurance:

•	Net Favorable Impacts Of $13 Million After-Tax In Long Term Care Insurance (LTC) And $10 Million After-Tax In Life Insurance

•	LTC Active Life U.S. GAAP Margins Of Approximately $0.5 To $1.0 Billion, Consistent With Prior Year

•

Continued Progress Toward LTC Multi-Year Rate Action Plan (MYRAP) With $344 Million Incremental Annual Rate Increases Approved In 2020, With An Estimated Net Present Value (NPV) Of Approximately $2.0 Billion

•	As Of December 31, 2020, Holding Company Cash And Liquid Assets Of $1.1 Billion, Including $71 Million Restricted; Company Fully Paid Its February 2021 Debt Of $338 Million Subsequent To Year End

Richmond, VA (February 16, 2021) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended December 31, 2020. The company reported net income2 of $267 million, or $0.52 per diluted share, in the fourth quarter of 2020, compared with a net loss of $17 million, or $0.03 per diluted share, in the fourth quarter of 2019. The company reported adjusted operating income3 of $173 million, or $0.34 per diluted share, in the fourth quarter of 2020, compared with adjusted operating income of $24 million, or $0.05 per diluted share, in the fourth quarter of 2019.

The company reported full year net income of $178 million, or $0.35 per diluted share, in 2020, compared with net income of $343 million, or $0.67 per diluted share, in 2019. The company reported adjusted operating income of $317 million, or $0.62 per diluted share, in 2020, compared with adjusted operating income of $420 million, or $0.82 per diluted share, in 2019.

[1]	Private Mortgage Insurer Eligibility Requirements.
[2]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[3]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Strategic Update

Genworth continues to focus on executing its contingency plan to raise liquidity to address its 2021 obligations and maximize shareholder value. The plan builds on actions the company has taken over the last several years to strengthen its financial position, including the sale of its Canadian mortgage insurance business, the completion of a debt offering at the U.S. MI holding company and the settlement with AXA S.A.

As previously disclosed, Genworth remains focused on preparing for a potential partial initial public offering (IPO) of its U.S. MI business, subject to market conditions as well as the satisfaction of various conditions and approvals. The company is also taking steps to align its expense structure with current business activities. Expense reduction initiatives completed to date are anticipated to result in annualized savings of approximately $50 million.

Additionally, the company continues to manage the U.S. life insurance companies on a standalone basis. Going forward, the U.S. life insurance businesses will continue to rely on their consolidated statutory capital of approximately $2.3 billion dollars (as of September 30, 2020), significant claim and active life reserves, prudent management of in force blocks and actuarially justified rate actions to satisfy policyholder obligations. Genworth made strong progress on its MYRAP in 2020, receiving approvals on $344 million of incremental annual premium increases during the year. In aggregate, the company estimates it has now achieved approximately $14.5 billion in NPV from approved rate increases since 2012. The company continues to work closely with the National Association of Insurance Commissioners and state regulators to demonstrate the broad-based need for actuarially justified rate increases in order to pay future claims.

“I am very pleased with Genworth’s strong fourth quarter performance, which we were able to deliver despite the ongoing uncertainty in our current operating environment,” said Tom McInerney, Genworth President and CEO. “In addition, we have made significant progress towards meeting our obligations in 2021 since our last update, including working towards the potential IPO of the U.S. MI business, streamlining our cost structure and paying our February debt obligation. I look forward to continuing to execute against our contingency plan to further strengthen our financial position and create long-term value.”

On January 4, Genworth and China Oceanwide Holdings Group Co., Ltd (Oceanwide) announced that they decided not to extend the December 31, 2020 “end date” under their merger agreement. The merger agreement between Genworth and Oceanwide remains in effect, although either party is able to terminate the merger agreement at any time. The Oceanwide transaction previously received all U.S. regulatory approvals needed to close the transaction. If Oceanwide is able to secure the required funding to close the transaction, the parties would need to re-engage with their regulators to determine the re-approvals or confirmations that would be necessary to close the transaction.

Financial Performance

Consolidated Net Income (Loss) &
Adjusted Operating Income
	Three months ended December 31						Twelve months ended December 31
	2020		2019				2020		2019
		Per		Per				Per		Per
		diluted		diluted	Total			diluted		diluted	Total
(Amounts in millions, except per share)	Total	share	Total	share	% change		Total	share	Total	share	% change
Net income (loss) available to Genworth’s common stockholders	$267	$0.52	$(17)	$(0.03)	NM	[4]	$178	$0.35	$343	$0.67	(48)%
Adjusted operating income	$173	$0.34	$24	$0.05	NM	[4]	$317	$0.62	$420	$0.82	(25)%
Weighted-average diluted common shares	512.5		510.4				511.6		509.7

	As of December 31
	2020		2019
Book value per share		$30.28		$28.17
Book value per share, excluding accumulated other comprehensive income (loss)		$21.54		$21.35

Net investment gains, net of taxes and other adjustments, increased net income by $125 million in the quarter. The investment gains were driven by mark-to-market gains on limited partnerships in the LTC business and net gains on derivatives, including gains due to guaranteed minimum withdrawal benefits on variable annuities and foreign exchange hedges in Australia MI due to strengthening of the Australian dollar. The net loss in the fourth quarter of 2019 included $12 million from investment gains, net of taxes and other adjustments.

Net investment income was $854 million in the quarter, compared to $827 million in the prior quarter and $794 million in the prior year. Net investment income was higher than the prior quarter and prior year as a result of higher income from limited partnerships, bond calls and commercial mortgage loan (CML) prepayments, primarily in the LTC business. The reported yield and the core yield3 for the quarter were 4.94 percent and 4.67 percent, respectively, compared to 4.82 percent and 4.65 percent, respectively, in the prior quarter.

Genworth’s effective tax rate on income from continuing operations for the quarter was approximately 22 percent. The effective tax rate was above 21 percent due primarily to the higher tax expense on foreign operations and state income taxes.

Adjusted operating income (loss) results by business line are summarized in the table below:

Adjusted Operating Income (Loss)
(Amounts in millions)	Q4 20	Q3 20	Q4 19
U.S. Mortgage Insurance	$95	$141	$160
Australia Mortgage Insurance	(16)	7	12
U.S. Life Insurance	129	14	(115)
Runoff	13	19	17
Corporate and Other	(48)	(49)	(50)

Total Adjusted Operating Income	$173	$132	$24

[4]	The company defines “NM” as not meaningful for increases or decreases greater than 200 percent.

Adjusted operating income (loss) represents income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income (loss) to adjusted operating income is included at the end of this press release.

Unless specifically noted in the discussion of results for the Australia MI business, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes that include the impact of foreign exchange are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q4 20	Q3 20	Q4 19
Adjusted operating income	$95	$141	$160
Primary new insurance written	$27,000	$26,600	$18,100
Loss ratio	35%	18%	4%

U.S. MI reported adjusted operating income of $95 million, compared with $141 million in the prior quarter and $160 million in the prior year. U.S. MI’s primary insurance in force increased 14 percent versus the prior year from strong NIW, partially offset by lower persistency. Primary NIW increased two percent from the prior quarter due to continued strong mortgage originations and was up 49 percent versus the prior year primarily from higher mortgage originations and a larger private mortgage insurance market. Earned premiums in the quarter were flat to the prior quarter as insurance in force growth was offset by higher ceded reinsurance premiums and slightly lower average premium rates. Current quarter earned premiums increased versus the prior year mainly from higher insurance in force and from increased single premium policy cancellations driven by lower persistency from elevated mortgage refinancing, partially offset by a favorable $14 million pre-tax single premium earnings pattern adjustment in the prior year, higher ceded premiums from reinsurance transactions and lower average premium rates.

U.S. MI’s current quarter results reflected losses of $89 million and a loss ratio of 35 percent, which were driven by $50 million of losses from new delinquencies and $37 million pre-tax reserve strengthening on existing delinquencies. New delinquencies decreased by 28 percent from 16,664 in the prior quarter to 11,923. The reserve strengthening in the quarter primarily reflects the company’s expectation that previously reported delinquencies in forbearance plans will have a higher claim rate than the initial best estimate given the slower emergence of cures relative to original expectations, as well as the ongoing economic uncertainty related to the COVID-19 pandemic. Results in the prior quarter and prior year reflected losses of $45 million and $11 million, and a loss ratio of 18 percent and four percent, respectively. The sequential increase in losses was mainly driven by the reserve strengthening in the current quarter and the prior quarter incurred but not reported (IBNR) reserve release of $23 million pre-tax, or $18 million after-tax, partially offset by lower losses from new delinquencies. Approximately 56 percent of new primary delinquencies were reported in forbearance plans which may cure at elevated rates relative to historical performance. Current quarter losses increased versus the prior year driven primarily by the current quarter reserve strengthening and higher losses from new delinquencies. Additionally, U.S. MI had an unfavorable $6 million pre-tax charge related to accelerated amortization of deferred acquisition costs (DAC) in the current quarter driven by elevated lapse from high refinance activity.

Australia Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q4 20	Q3 20	Q4 19
Adjusted operating income (loss)	$(16)	$7	$12
New insurance written
Flow	$6,700	$5,500	$4,900
Bulk	$600	$100	$400
Loss ratio	122%	37%	30%

Australia MI reported an adjusted operating loss of $16 million, compared to adjusted operating income of $7 million in the prior quarter and adjusted operating income of $12 million in the prior year. Current quarter results included higher losses from reserve strengthening compared with the prior quarter and prior year. Australia MI flow NIW increased 18 percent sequentially and increased 29 percent versus the prior year from continued strong lender customer mortgage origination volume supported by ongoing low interest rates. As of the end of the current quarter, over 8,100 of Australia MI’s insured loans in force continued to be enrolled in a payment deferral or payment holiday program, down from approximately 31,000 reported at the end of the prior quarter. Under regulatory guidance, these loans, unless previously delinquent, are reported as current. The business strengthened its loss reserves by $88 million pre-tax in the current quarter for both a refinement in its reserving methodology to more closely align with historical delinquency behavior and for loans in payment deferral programs. The reserve strengthening drove a loss ratio in the quarter of 122 percent, which was up 85 points sequentially and up 92 points versus the prior year.

U.S. Life Insurance

Adjusted Operating Income (Loss)
(Amounts in millions)	Q4 20	Q3 20	Q4 19
Long Term Care Insurance	$129	$59	$19
Life Insurance	(20)	(69)	(164)
Fixed Annuities	20	24	30

Total U.S. Life Insurance	$129	$14	$(115)

Long Term Care Insurance

Long term care insurance reported adjusted operating income of $129 million, compared with $59 million in the prior quarter and $19 million in the prior year. Claim terminations in the current quarter were higher compared to the prior quarter and prior year. Although it is not the company’s current practice to track cause of death for LTC policyholders and claimants, the elevated terminations impacting the current and prior quarter were likely the result of the COVID-19 pandemic. LTC results also reflected higher net investment income of $29 million after-tax versus the prior quarter and $40 million after-tax versus the prior year from limited partnerships, bond calls and CML prepayments. New claim incidence remained low in the fourth quarter, which drove continued favorable development on IBNR claim reserves. Since the recent decrease in incidence is assumed to be driven by the COVID-19 pandemic and temporary in nature, IBNR claim reserves were strengthened by an additional $37 million after-tax in the current quarter. The company also assumed that the COVID-19 pandemic has accelerated its mortality experience on the most vulnerable claimants, leaving its overall claim population less likely to terminate compared to the pre-pandemic average population, and therefore strengthened its claim reserves by $72 million after-tax in the current quarter. Earnings continue to benefit from in force rate actions but were lower than the prior quarter and prior year, reflecting less favorable impacts from benefit reductions, partially offset by higher premiums.

Results in the current quarter reflected a net benefit of $13 million after-tax from the completion of the annual review of LTC assumptions and methodologies. The net benefit was primarily related to assumption updates to claim incidence and claim and policy terminations, based on the company’s current long-term view of these assumptions. The COVID-19 pandemic impacts to the LTC business are not currently expected to be indicative of future trends or loss performance.

During the quarter, the company completed its annual review of U.S. GAAP active life margins, also referred to as loss recognition testing. All key margin-testing assumptions were reviewed and updated where appropriate. As of December 31, 2020, the loss recognition testing margins for the LTC business were approximately $0.5 to $1.0 billion, unchanged from the prior year. The 2020 margins reflected updated assumptions including an unfavorable update for recent benefit utilization experience, which was offset by a higher modeled benefit from planned future in force rate actions. The company continues to separately test its LTC acquired block (representing business written prior to late 1995) for recoverability as part of testing its U.S. GAAP loss recognition margins. The loss recognition testing margin for the LTC acquired block was positive and did not require an increase to reserves in the quarter.

Life Insurance

Life insurance reported an adjusted operating loss of $20 million, compared with $69 million in the prior quarter and $164 million in the prior year. During the quarter, the company completed its annual review of life insurance assumptions and recorded a benefit of $10 million after-tax, which included $60 million of favorable assumption changes primarily related to its term universal life insurance products, partially offset by a $50 million charge from annual DAC recoverability testing in its universal life insurance products. Results in the prior year included charges of $139 million after-tax related to the company’s annual review of life insurance assumptions. Current quarter results also reflected lower DAC amortization compared to the prior quarter and prior year, primarily associated with fewer lapses from the large 20-year level-premium term life insurance block entering its post-level premium period. Results also reflected lower reserve increases during the premium grace period in the 10-year term universal life insurance block associated with policies entering the post-level premium period compared to the prior quarter and prior year. Life mortality was higher compared to the prior quarter and prior year, attributable in part to the COVID-19 pandemic.

Fixed Annuities

Fixed annuities reported adjusted operating income of $20 million, compared with $24 million in the prior quarter and $30 million in the prior year. Results versus the prior quarter and prior year reflected lower mortality in the single premium immediate annuity product and lower net spreads.

Runoff

Runoff reported adjusted operating income of $13 million, compared with $19 million in the prior quarter and $17 million in the prior year. Results in the current quarter included a $5 million after-tax charge for the company’s variable annuity products from annual assumption updates.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $48 million, compared with $49 million in the prior quarter and $50 million in the prior year. Current quarter results reflected favorable tax timing adjustments compared to the prior quarter and lower net investment income compared to both the prior quarter and prior year.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q4 20	Q3 20	Q4 19
U.S. MI
Consolidated Risk-To-Capital Ratio[5]	12.1:1	12.1:1	12.2:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[5]	12.3:1	12.3:1	12.5:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio5, [6]	137%	132%	138%
Australia MI
Prescribed Capital Amount (PCA) Ratio[5]	165%	179%	191%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio	N/A [7]	239%	213%
Holding Company Cash and Liquid Assets[8],[9]	$1,103	$814	$1,531

Key Points

•

U.S. MI’s PMIERs sufficiency ratio is estimated to be 137 percent, $1,229 million above published PMIERs requirements[10]. The PMIERs sufficiency ratio was up five points, or $155 million, sequentially, driven in part by the completion of an insurance linked notes transaction, which added $311 million of additional PMIERs capital credit as of December 31, 2020, and elevated lapse from prevailing low interest rates in the current quarter, partially offset by elevated NIW. Additionally, elevated lapse continued to drive an acceleration of the amortization on existing reinsurance transactions, which caused a reduction in PMIERs capital credit in the current quarter;

•

Both the current quarter and prior quarter PMIERs sufficiency benefited from a 0.30 multiplier applied to the risk based required asset factor for certain non-performing loans, which resulted in a reduction of the published PMIERs required assets by an estimated $1,046 million at the end of the current quarter, compared to $1,217 million at the end of the third quarter;

•	Genworth Mortgage Holdings, Inc.[11] held $300 million of cash as of December 31, 2020, unchanged from the prior quarter;

•

Australia MI’s PCA ratio is estimated to be 165 percent, above the company’s target capital range of 132 to 144 percent; a 14-point sequential decline from higher required capital largely due to levels of new insurance written;

•	Australia MI renewed its AUD$800 million reinsurance program, effective January 1, 2021;

[5]	Company estimate for the fourth quarter of 2020 due to timing of the preparation and filing of statutory statements.
[6]

The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within the published PMIERs. The current period PMIERs sufficiency ratio is an estimate due to the timing of the PMIERs filing for the U.S. mortgage insurance business. As of December 31, 2020, September 30, 2020, and December 31, 2019, the PMIERs sufficiency ratios were $1,229 million, $1,074 million and $1,057 million, respectively, of available assets above the published PMIERs requirements.

[7]	U.S. life insurance companies’ statutory and cash flow testing results will be made available with year-end statutory filings.
[8]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[9]

Genworth Holdings, Inc. had $1,078 million, $814 million and $1,461 million of cash, cash equivalents and restricted cash as of December 31, 2020, September 30, 2020 and December 31, 2019, respectively, which included $46 million and $74 million of restricted cash and cash equivalents as of December 31, 2020 and September 30, 2020, respectively. Genworth Holdings, Inc. also held $25 million and $70 million in U.S. government securities as of December 31, 2020 and 2019, respectively, which included $25 million and $48 million, respectively, of restricted assets.

[10]

The GSEs have imposed certain capital restrictions on the U.S. MI business which remain in effect until certain conditions are met. These restrictions currently require Genworth Mortgage Insurance Corporation, the company’s principal U.S. mortgage insurance subsidiary, to maintain 115 percent of PMIERs minimum required assets among other restrictions.

[11]	Genworth’s indirect wholly-owned mortgage insurance subsidiary.

•	U.S. life insurance companies’ statutory and cash flow testing results remain in process and will be made available with year-end statutory filings; and

•

The holding company ended the quarter with $1,103 million of cash and liquid assets, including $71 million that is restricted, which was up $289 million compared with the prior quarter’s ending balance. The increase was primarily from intercompany cash tax payments related to taxable income from the third and fourth quarters of 2020. Subsequent to year end, the company retired its February 2021 debt of $338 million. The company has $659 million in principal due in September 2021.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiary, Genworth Mortgage Insurance Australia Limited, separately releases financial and other information about its operations. This information can be found at http://www.genworth.com.au.

Conference Call And Financial Supplement Information

This press release and the fourth quarter 2020 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 8:00 a.m. on February 17, 2021. Investors are encouraged to review these materials.

Genworth will conduct a conference call on February 17, 2021 at 9:00 a.m. (ET) to discuss the quarter’s results. Genworth’s conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s February 17th conference call is 888 208.1820 or 323 794.2110 (outside the U.S.); conference ID # 7162731. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

A replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 7162731 through March 3, 2021. The webcast will also be archived on the company’s website for one year.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) assume a 21 percent tax rate for the company’s domestic segments and a 30 percent tax rate for its Australia Mortgage Insurance segment and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves.

In the second quarter of 2020, the company recorded a goodwill impairment of $3 million, net of the portion attributable to noncontrolling interests, in its Australia mortgage insurance business.

During 2020, the company repurchased $84 million principal amount of Genworth Holdings, Inc.’s (Genworth Holdings) senior notes with 2021 maturity dates for a pre-tax gain of $3 million and $1 million in the second and first quarters of 2020, respectively. In January 2020, the company paid a pre-tax make-whole expense of $9 million related to the early redemption of Genworth Holdings’ senior notes originally scheduled to mature in June 2020 and Rivermont Life Insurance Company I, the company’s indirect wholly-owned special purpose consolidated captive insurance subsidiary, early redeemed all of its $315 million outstanding non-recourse funding obligations originally due in 2050 resulting in a pre-tax loss of $4 million from the write-off of deferred borrowing costs. These transactions were excluded from adjusted operating income (loss) as they relate to gains (losses) on the early extinguishment of debt.

The company recorded a pre-tax expense of $1 million in each of the fourth, second and first quarters of 2020 and $4 million in the first quarter of 2019 related to restructuring costs as it continues to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income (loss) during the periods presented.

The tables at the end of this press release provide a reconciliation of net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three and twelve months ended December 31, 2020 and 2019, as well as for the three months ended September 30, 2020, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported U.S. GAAP yield to core yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company taxes its international businesses at their local jurisdictional tax rates and its domestic businesses at the U.S. corporate federal income tax rate of 21 percent. The company’s segment tax methodology applies the respective jurisdictional or domestic tax rate to the pre-tax income (loss) of each segment, which is then adjusted in each segment to reflect the tax attributes of items unique to that segment such as foreign withholding taxes and permanent differences between U.S. GAAP and local tax law. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year.

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance products. The company considers new insurance written to be a measure of the company’s operating performance because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the company’s U.S. mortgage insurance business is a measure of the aggregate unpaid principal balance as of the respective reporting date for loans the company insures. Insurance in force for the company’s Australia mortgage insurance business is a measure of the aggregate original loan balance for outstanding insurance policies as of the respective reporting date. Risk in force for the company’s U.S. mortgage insurance business is based on the coverage percentage applied to the estimated current outstanding loan balance. Risk in force in the Australia mortgage insurance business is computed using an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s mortgage insurance business in Australia. The company also has certain risk share arrangements in Australia where it provides pro-rata coverage of certain loans rather than 100 percent coverage. As a result, for loans with these risk share arrangements, the applicable pro-rata coverage amount provided is used when applying the factor. The company considers insurance in force and risk in force to be measures of its operating performance because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to the potential termination, extension or closing of the transaction with China Oceanwide Holdings Group Co., Ltd. (together with its affiliates, Oceanwide), Oceanwide’s funding plans and regulatory approvals in the event an extension is pursued, actions the company may take to align its expense structure with anticipated business needs and transactions the company is pursuing to address its near-term liabilities and financial obligations, which may include additional debt financing and/or transactions to sell a percentage of its ownership interests in its mortgage insurance businesses, as well as statements the company makes regarding the potential impacts of the COVID-19 pandemic. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

the company may be unable to successfully execute strategic plans to effectively address its current business challenges including: the company’s inability to successfully execute on any of its strategic plans to effectively address its current business challenges (including with respect to addressing its debt maturities and other near-term liabilities and financial obligations, reducing costs, stabilizing its U.S. life insurance businesses without additional capital contributions, overall capital and ratings); the risk that the impacts of or uncertainty created by the COVID-19 pandemic delay or hinder alternative transactions or otherwise make alternative plans less attractive; a failure to complete the Oceanwide transaction or the inability to pursue alternative strategic plans pending the outcome of the transaction; the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue (including a potential partial sale through an initial public offering of its U.S. mortgage insurance business) in each case, in a timely manner and on anticipated terms; an inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, debt issuances, securities offerings or otherwise, in each case as and when required; a failure to obtain any required regulatory, stockholder, noteholder approvals and/or other third-party approvals or consents for such alternative strategic plans; the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; an inability to achieve anticipated cost-savings in a timely manner; and adverse tax or accounting charges;

•

risks related to the proposed transaction with Oceanwide including: the risk that Oceanwide and/or the company decides to terminate the merger agreement or that Oceanwide will be unable to complete the funding of the transaction and/or the transaction with Oceanwide may not be completed, any of which may adversely affect the company’s business and the price of its common stock; greater difficulty in executing alternative strategic plans to effectively address its near-term liabilities and financial obligations, including the risks that it will be unable to raise additional debt financing and/or sell a percentage of its ownership interest in its U.S. mortgage insurance business to repay/refinance debt maturing in 2021 and beyond and the promissory note to AXA S.A. (AXA); the parties’ inability to obtain regulatory approvals, clearances or extensions, or the possibility that such regulatory approvals or clearances may further delay the Oceanwide transaction, to the extent the transaction is pursued, or that materially burdensome or adverse regulatory conditions may be imposed or undesirable measures may be required in connection with any such regulatory approvals, clearances or extensions (including those conditions or measures that either or both of the parties may be unwilling to accept or undertake, as applicable); with continuing delays, circumstances may arise that make one or both parties unwilling to proceed with the transaction with Oceanwide or unable to comply with the conditions to existing regulatory approvals or one or both of the parties may be unwilling to accept any new condition under a regulatory approval; the parties will not be able to obtain regulatory approvals, clearances or extensions, including in connection with a potential alternative funding structure or the current geo-political environment; one or more regulators may rescind or fail to extend existing approvals, or the revocation by one regulator of approvals may lead to the revocation of approvals by other regulators; the parties’ inability to obtain any necessary regulatory approvals, clearances or extensions for the post-closing capital plan; a condition to closing the Oceanwide transaction may not be satisfied or that a condition to closing that is currently satisfied may not remain satisfied due to the delay in closing the Oceanwide transaction or that the parties are unable to agree upon all terms following receipt of all regulatory approvals and clearances; existing and potential legal proceedings may be instituted against the company in connection with the Oceanwide transaction that may delay the transaction, make it more costly or ultimately preclude it; potential legal proceedings may be instituted against the company in connection with the transaction delay and/or its termination; the proposed Oceanwide transaction or its termination disrupts the company’s current plans and operations; potential adverse reactions or changes to the company’s business relationships with clients, employees, suppliers or other parties or other business uncertainties resulting from the announcement of the Oceanwide transaction or during the pendency of the transaction or as a result of the termination of the transaction, including but not limited to such changes that could affect the company’s financial performance; certain restrictions during the pendency of the Oceanwide transaction, if the merger agreement is extended, that may impact the company’s ability to pursue certain business opportunities or strategic transactions; continued availability of capital and financing to the company under acceptable terms before, or in the absence of, the consummation of the Oceanwide transaction; further rating agency actions and downgrades in the company’s credit or financial strength ratings; changes in applicable laws or regulations; the company’s ability to recognize the anticipated benefits of the Oceanwide transaction; the amount of the costs, fees, expenses and other charges related to the Oceanwide transaction, including costs and expenses related to conditions imposed in connection with regulatory approvals, re-approvals or clearances, which may be material; the inability to reduce costs due to the delay or termination of the transaction, or that cost reductions or other actions taken during a delay in the transaction cause either party to terminate the merger agreement; the amount of the costs, fees, expenses and other charges related to the transaction or the inability to significantly reduce costs in connection with any proposed resource alignment due to the delay or termination of the transaction; the risks related to diverting management’s attention from the company’s ongoing business operations; and the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected;

•

risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); risks related to the impact of the company’s annual review of assumptions and methodologies related to its long term care insurance claim reserves and margin reviews, including risks that additional information obtained in the future or other changes to assumptions or methodologies materially affect margins; the inability to accurately estimate the impacts of the COVID-19 pandemic; inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any future changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); adverse impact on the company’s results of operations, including the outcome of its reviews of the premium earnings pattern for its mortgage insurance businesses; and changes in valuation of fixed maturity and equity securities;

•

liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital; an inability to obtain further financing, either by raising capital through issuing additional debt or equity and/or selling a percentage of the company’s ownership interests in its mortgage insurance businesses, including a potential partial initial public offering of the company’s U.S. mortgage insurance business and/or the issuance of debt, convertible or equity-linked securities, prior to the company’s senior notes maturing in September 2021, or ability to obtain a secured term loan or credit facility; the impact on holding company liquidity caused by the inability to receive dividends or other returns of capital from the company’s mortgage insurance businesses as a result of the COVID-19 pandemic; the impact of increased leverage as a result of the AXA settlement and related restrictions; continued availability of capital and financing; future adverse rating agency actions against the company or its U.S. mortgage insurance subsidiary, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

•

risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets, including as a result of prolonged unemployment, a sustained low interest rate environment and other displacements caused by the COVID-19 pandemic; interest rates and changes in rates have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•

regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its mortgage insurance subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries, heightened regulatory restrictions resulting from the COVID-19 pandemic, and other insurance, regulatory or corporate law restrictions; the inability to successfully seek in force rate action increases (including increased premiums and associated benefit reductions) in the company’s long term care insurance business, including as a result of the COVID-19 pandemic; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s Australian mortgage insurance business; inability to continue to maintain the private mortgage insurer eligibility requirements (PMIERs), including as a result of the interim conditions and applicable requirements imposed by the GSEs on the company’s U.S. mortgage insurance subsidiary and/or after the benefit of the 0.30 multiplier applied to non-performing loans expires under the PMIERs temporary amendments; risks on the company’s U.S. mortgage insurance subsidiary’s ability to pay its holding company dividends as a result of the GSEs’ amendments to PMIERs in response to COVID-19; the impact on capital levels of increased delinquencies caused by the COVID-19 pandemic; inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses; additional restrictions placed on the company’s U.S. mortgage insurance business by government and government-owned and government-sponsored enterprises (GSEs) in connection with a new debt financing and/or sale of a percentage of its ownership interests therein; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; changes in tax laws; and changes in accounting and reporting standards;

•

operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; the impact on processes caused by shelter-in-place or other governmental restrictions imposed as a result of the COVID-19 pandemic; reliance on, and loss of, key customer or distribution relationships; competition, including in the company’s mortgage insurance businesses from GSEs offering mortgage insurance; the design and effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•

insurance and product-related risks including: the company’s inability to increase premiums and reduce benefits sufficiently, and in a timely manner, on its in force long term care insurance policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of a delay or failure to obtain any necessary regulatory approvals, including as a result of the COVID-19 pandemic, or unwillingness or inability of policyholders to pay increased premiums and/or accept reduced benefits), including to offset any negative impact on the company’s long term care insurance margins; availability, affordability and adequacy of reinsurance to protect the company against losses; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•

other risks including: impairments of or valuation allowances against the company’s deferred tax assets and the occurrence of natural or man-made disasters or a future pandemic, similar to the COVID-19 pandemic, could materially adversely affect its financial condition and results of operations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. This press release does not constitute an offering of any securities.

# # #

Contact Information:

Investors:	investorinfo@genworth.com

Media:	Julie Westermann, 804 662.2423
julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

					Three months
	Three months ended		Twelve months ended		ended
	December 31,		December 31,		September 30,
	2020	2019	2020	2019	2020
Revenues:
Premiums	$1,042	$1,033	$4,110	$4,037	$1,034
Net investment income	854	794	3,260	3,220	827
Net investment gains (losses)	176	23	558	50	375
Policy fees and other income	191	188	730	789	184

Total revenues	2,263	2,038	8,658	8,096	2,420

Benefits and expenses:
Benefits and other changes in policy reserves	1,245	1,346	5,391	5,163	1,299
Interest credited	132	138	549	577	137
Acquisition and operating expenses, net of deferrals	267	249	988	962	249
Amortization of deferred acquisition costs and intangibles	182	164	492	441	101
Goodwill impairment	—	—	5	—	—
Interest expense	57	60	202	239	49

Total benefits and expenses	1,883	1,957	7,627	7,382	1,835

Income from continuing operations before income taxes	380	81	1,031	714	585
Provision for income taxes	84	26	270	195	150

Income from continuing operations	296	55	761	519	435
Income (loss) from discontinued operations, net of taxes	(30)	(31)	(549)	11	1

Net income	266	24	212	530	436
Less: net income (loss) from continuing operations attributable to noncontrolling interests	(1)	19	34	64	18
Less: net income from discontinued operations attributable to noncontrolling interests	—	22	—	123	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$267	$(17)	$178	$343	$418

Net income (loss) available to Genworth Financial, Inc.’s common stockholders:
Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	$297	$36	$727	$455	$417
Income (loss) from discontinued operations available to Genworth Financial, Inc.’s common stockholders	(30)	(53)	(549)	(112)	1

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$267	$(17)	$178	$343	$418

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.59	$0.07	$1.44	$0.90	$0.83

Diluted	$0.58	$0.07	$1.42	$0.89	$0.82

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.53	$(0.03)	$0.35	$0.68	$0.83

Diluted	$0.52	$(0.03)	$0.35	$0.67	$0.82

Weighted-average common shares outstanding:
Basic	505.6	503.5	505.2	502.9	505.6

Diluted	512.5	510.4	511.6	509.7	511.5

Reconciliation of Net Income (Loss) to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three		Twelve		Three
	months ended		months ended		months ended
	December 31,		December 31,		September 30,
	2020	2019	2020	2019	2020
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$267	$(17)	$178	$343	$418
Add: net income (loss) from continuing operations attributable to noncontrolling interests	(1)	19	34	64	18
Add: net income from discontinued operations attributable to noncontrolling interests	—	22	—	123	—

Net income	266	24	212	530	436
Less: income (loss) from discontinued operations, net of taxes	(30)	(31)	(549)	11	1

Income from continuing operations	296	55	761	519	435
Less: net income (loss) from continuing operations attributable to noncontrolling interests	(1)	19	34	64	18

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	297	36	727	455	417
Adjustments to income from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[12]	(160)	(17)	(538)	(50)	(362)
Goodwill impairment, net[13]	—	—	3	—	—
(Gains) losses on early extinguishment of debt	—	—	9	—	—
Expenses related to restructuring	1	—	3	4	—
Taxes on adjustments	35	5	113	11	77

Adjusted operating income	$173	$24	$317	$420	$132

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$95	$160	$381	$568	$141
Australia Mortgage Insurance segment	(16)	12	1	51	7
U.S. Life Insurance segment:
Long Term Care Insurance	129	19	237	57	59
Life Insurance	(20)	(164)	(247)	(181)	(69)
Fixed Annuities	20	30	78	69	24

Total U.S. Life Insurance segment	129	(115)	68	(55)	14

Runoff segment	13	17	43	56	19
Corporate and Other	(48)	(50)	(176)	(200)	(49)

Adjusted operating income	$173	$24	$317	$420	$132

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.53	$(0.03)	$0.35	$0.68	$0.83

Diluted	$0.52	$(0.03)	$0.35	$0.67	$0.82

Adjusted operating income per share:
Basic	$0.34	$0.05	$0.63	$0.84	$0.26

Diluted	$0.34	$0.05	$0.62	$0.82	$0.26

Weighted-average common shares outstanding:
Basic	505.6	503.5	505.2	502.9	505.6

Diluted	512.5	510.4	511.6	509.7	511.5

[12]

For the three months ended December 31, 2020 and December 31, 2019, the twelve months ended December 31, 2020 and 2019 and the three months ended September 30, 2020, net investment (gains) losses were adjusted for DAC and other intangible amortization and certain benefit reserves of $3 million, $(3) million, $(11) million, $(11) million and $1 million, respectively, and adjusted for net investment gains (losses) attributable to noncontrolling interests of $13 million, $9 million, $31 million, $11 million and $12 million, respectively.

[13]

For the twelve months ended December 31, 2020, goodwill impairment was adjusted by $2 million related to the company’s mortgage insurance business in Australia for the portion attributable to noncontrolling interests.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	December 31,	December 31,
	2020	2019
	(Unaudited)
Assets
Cash, cash equivalents, restricted cash and invested assets	$80,567	$75,226
Deferred acquisition costs	1,529	1,836
Intangible assets and goodwill	200	201
Reinsurance recoverable, net	16,819	17,103
Deferred tax and other assets	551	868
Separate account assets	6,081	6,108

Total assets	$105,747	$101,342

Liabilities and equity
Liabilities:
Future policy benefits	$42,695	$40,384
Policyholder account balances	21,503	22,217
Liability for policy and contract claims	11,817	10,958
Unearned premiums	1,968	1,893
Other liabilities	1,718	1,386
Non-recourse funding obligations	—	311
Long-term borrowings	3,548	3,277
Separate account liabilities	6,081	6,108
Liabilities related to discontinued operations	597	176

Total liabilities	89,927	86,710

Equity:
Common stock	1	1
Additional paid-in capital	12,008	11,990
Accumulated other comprehensive income (loss)	4,425	3,433
Retained earnings	1,584	1,461
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	15,318	14,185
Noncontrolling interests	502	447

Total equity	15,820	14,632

Total liabilities and equity	$105,747	$101,342

Impact of Foreign Exchange on Adjusted Operating Income (Loss) and Flow New Insurance Written14

Three months ended December 31, 2020

	Percentages	Percentages
	Including Foreign	Excluding Foreign
	Exchange	Exchange[15]
Australia MI:
Adjusted operating income (loss)	(233)%	(225)%
Flow new insurance written	37%	29%
Flow new insurance written (4Q20 vs. 3Q20)	22%	18%

[14]	All percentages are comparing the fourth quarter of 2020 to the fourth quarter of 2019 unless otherwise stated.
[15]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Reported Yield to Core Yield

	Three
	months ended
	December 31,	September 30,
	2020	2020
(Assets - amounts in billions)
Reported Total Invested Assets and Cash	$79.9	$79.3
Subtract:
Securities lending	0.1	0.1
Unrealized gains (losses)	10.7	10.0

Adjusted End of Period Invested Assets and Cash	$69.1	$69.2

Average Invested Assets and Cash Used in Reported and Core Yield Calculation	$69.2	$68.7

(Income - amounts in millions)
Reported Net Investment Income	$854	$827
Subtract:
Bond calls and commercial mortgage loan prepayments	40	23
Other non-core items[16]	6	6

Core Net Investment Income	$808	$798

Reported Yield	4.94%	4.82%

Core Yield	4.67%	4.65%

[16]	Includes cost basis adjustments on structured securities and various other immaterial items.